PRESS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Steven J. Craig Sr. Vice President (214) 210-2675

REMINGTON OIL AND GAS ANNOUNCES FINANCIAL AND OPERATING RESULTS FOR THE FOURTH QUARTER AND FULL YEAR 2003

Dallas, TX, March 5, 2004 – Remington Oil and Gas Corporation (NYSE: REM) announced financial results for the fourth quarter and year ended December 31, 2003, and year-end reserves estimates.

	Three Months Ended		Years Ended
	December 31,		December 31,
	2003	2002	2003	2002
Total revenues	$47,746	$27,698	$183,052	$104,866
Net income	$8,904	$855	$42,924	$11,332
Basic net income per share	$0.33	$0.03	$1.61	$0.45
Diluted income per share	$0.32	$0.03	$1.53	$0.42
Cash flow provided by operations	$64,233	$18,576	$153,215	$71,420
Production Bcfe	9.7	6.3	34.8	27.8

Net income for the three months ended December 31, 2003, increased by $8.0 million to $8.9 million, or $0.32 diluted income per share, and net income for the year ended December 31, 2003, increased by $31.6 million to $42.9 million, or $1.53 diluted income per share. Income was negatively affected by a $2.7 million pre-tax impairment in the fourth quarter and $4.4 million pre-tax impairment for the full year. Cash flow from operations was $64.2 million and $153.2 million for the three months and full year ended December 31, 2003, respectively. The increases in net income and cash flow from operations reflect the higher revenues principally from a 25% increase in production volumes, and a combination of a 21% increase in oil prices and a 61% increase in gas prices over the prior year.

Oil and gas production for the three months ended December 31, 2003, increased by 54% to 9.7 Bcfe compared to 6.3 Bcfe for the same three months of 2002. For the full year 2003, oil and gas production increased by 25% to 34.8 Bcfe in 2003 compared to 27.8 Bcfe in 2002. Production for both the fourth quarter and the full year represent the highest volumes ever achieved for the given periods in the company’s history.

Operating costs remained steady at $0.61 and $0.60 per Mcfe for the three months and full year ended December 31, 2003, respectively, compared to $0.63 and $0.58 per Mcfe for the same respective periods in the prior year. Depreciation, depletion and amortization expense increased to $1.77 per Mcfe for the three months ended December 31, 2003, compared to $1.60 per Mcfe for the full year of 2003, $1.48 per Mcfe for the three months ended December 31, 2002, and $1.38 per Mcfe for the full year 2002. The increase reflects the ongoing finding and development costs associated with exploratory drilling in the Gulf of Mexico.

General and administrative expenses were $0.29 per Mcfe for the three months ended December 31, 2003, and $0.24 per Mcfe for the full year of 2003. General and administrative costs were $0.25 per Mcfe for both the three months and year ended December 31, 2002. These costs include non-cash stock-based compensation of $0.04 per Mcfe in 2003 and $0.06 per Mcfe for 2002. Interest and financing expenses decreased to $1.6 million or $0.05 per Mcfe from $2.1 million or $0.08 per Mcfe in 2002 because of lower total outstanding debt and lower interest rates. Bank debt at year-end 2003 was $18.0 million versus $37.4 million at year-end 2002. The company’s current bank debt is $12.0 million. Income tax expense increased due to the increase in income. The effective tax rate increased slightly due to an increase in state taxes.

Dry hole costs for 2003 were $24.0 million versus $14.8 million in 2002. Property impairment was reduced from $8.1 million in 2002 to $4.4 million in 2003. Included in the 2003 impairment is $1.1 million for unproved properties and $3.3 million on proved properties. As part of successful efforts accounting, properties are evaluated individually for impairment. Impairment occurs when properties deplete sooner than predicted or capital costs exceed the future value of the properties.

Year-End 2003 Reserves

Year-end 2003 reserves, as prepared in a full evaluation by Netherland Sewell & Associates, Inc., were 11.6 million barrels of oil and 142.4 billion cubic feet of gas or 212 billion cubic feet of gas equivalents. This compares with 204 billion cubic feet of gas equivalents at year-end 2002. Based on year-end prices of $29.25 per barrel of oil and $5.97 per Mcf of gas, the Standardized Measure of Discounted Future Net Cash Flows of these reserves was $486.3 million. Before taxes, the present worth discounted at 10% of these reserves was $651.9 million. Proved developed reserves were 56% of the total reserves.

The following table reflects the capital invested and reserve additions for the year ended December 31, 2003, and for the three years then ended:

	Yr. Ended	3-Yrs. Ended
	12/31/2003	12/31/2003
Beginning Reserves (Bcfe)	203.6	151.0
Production	(34.8)	(91.4)
Sales	—	(5.5)
Ending Reserves	212.1	212.1
Reserve Additions	43.3	158.2
Reserve Revisions	(7.9)	(9.9)
Reserve Additions w/o Revisions	51.2	168.1
Capital Costs (MM$)	116.4	339.8
F&D Costs ($/Mcfe)	2.69	2.15
F&D Costs w/o Revisions ($/Mcfe)	2.27	2.02
Commodity Price ($/Mcfe)	5.25	4.35
Production Replacement	124%	173%

For 2003, reserve additions prior to revisions were 51.2 Bcfe and 43.3 Bcfe after revisions, resulting in a production replacement of 124%. Each year through Netherland Sewell and Associates, Inc. we evaluate the reserve potential of each new discovery and the performance of each existing well. Existing producing wells are subject to upward or downward revisions or no change at all from the previous year’s estimates based on actual production performance. Finding and development costs for 2003 were $2.69 per Mcfe including revisions and $2.27 per Mcfe without revisions. For the past three years finding and development costs have been $2.15 per Mcfe including revisions and $2.02 per Mcfe without revisions. Commodity prices received on average were $5.25 per Mcfe in 2003 and $4.35 per Mcfe over the prior three year period. Total capital costs incurred during 2003 were $116.4 million. Included in the 2003 capital costs is $7.8 million for South Timbalier 159 and Vermilion 136. Both of these projects are awaiting outcome and results are not known at this time.

Financial and Operational Guidance

The table below lists the Company’s guidance for cost estimates for 2004 on a million cubic feet of gas equivalents produced basis. These projections are based on current developmental projects being completed and commencing production over the next three to four months. Changes in this guidance may occur with operating results during the year.

LOE	$0.60 - $0.70
G&A*	$0.21 - $0.28
Interest	$0.03 - $0.05
DD&A	$1.80 - $1.95

Total	$2.64 - $2.98

*	Includes non-cash stock-based compensation of $0.03 — $0.06

The primary change in this guidance from 2003 levels is in the DD&A rate, which has necessarily increased with higher finding and development costs.

Dry hole expense for 2004 is anticipated to be between $20 and $24 million. As previously stated production guidance for the first six months of 2004 is 17.5 – 18.5 Bcfe and will be updated with the Company’s release of first quarter earnings.

The Company is targeting increasing production and reserves approximately 15% over 2003 levels during 2004 from its ongoing exploration and development program.

James A. Watt, President and Chief Executive Officer said, “This year’s excellent results were driven by a 25% increase in production volumes coupled with a 45% increase in commodity prices received. Finding and development costs and resultant DD&A rates have increased along with commodity prices allowing for excellent margins in our operations. We anticipate continuing an active exploration program in 2004 to continue to provide value growth for our shareholders.”

Remington Oil and Gas Corporation is an independent oil and gas exploration and production company headquartered in Dallas, Texas, with operations concentrating in the onshore and offshore regions of the Gulf Coast.

Statements concerning future revenues and expenses, production volumes, results of exploration, exploitation, development, acquisition and operations expenditures, and prospective reserve levels of prospects or wells are forward-looking statements. Prospect size and reserve levels are often referred to as “potential” or “un-risked” reserves and are based on the Company’s internal estimates from the volumetric calculations or analogous production. Other forward-looking statements are based on assumptions concerning commodity prices, drilling results, recovery factors for wells, production rates, and operating, administrative and interest costs that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business, mechanical, political, environmental, and geologic risks. There is no assurance that these goals, projections, costs, expenses, reserve levels, and production volumes can or will be met. Further information is available in the Company’s filings with the Securities and Exchange Commission, which are herein incorporated by this reference. Information in this document should be reviewed in combination with the Company’s filings with the Securities and Exchange Commission and information available on the Company’s website at www.remoil.net.

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Remington Oil and Gas Corporation
Condensed Consolidated Balance Sheets
(In thousands, except share data)

	At December 31,
	2003	2002
Assets
Current assets
Cash and cash equivalents	$31,408	$14,929
Accounts receivable	43,004	32,555
Prepaid expenses and other current assets	2,846	4,978

Total current assets	77,258	52,462

Properties
Oil and gas properties (successful-efforts method)	609,599	510,921
Other properties	3,450	3,182
Accumulated depreciation, depletion and amortization	(333,011)	(279,722)

Total properties	280,038	234,381

Other assets	2,089	2,150

Total assets	$359,385	$288,993

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$58,266	$47,523
Short-term notes payable and current portion of long-term note payable	45	1,715

Total current liabilities	58,311	49,238

Long-term liabilities
Notes payable	18,000	37,400
Other long-term payables	—	1,503
Asset retirement obligation	12,446	—
Deferred income taxes	28,751	7,192

Total long-term liabilities	59,197	46,095

Total liabilities	117,508	95,333

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 25,000,000 shares authorized Shares issued – none
Common stock, $.01 par value, 100,000,000 shares authorized, 26,946,768 shares issued and 26,912,409 shares outstanding in 2003, 26,327,195 shares issued and 26,236,459 shares outstanding in 2002	269	263
Additional paid-in capital	120,925	115,827
Restricted common stock	3,156	5,468
Unearned compensation	(1,668)	(3,192)
Treasury stock (56,377 shares common stock, at cost in 2002)	—	(977)
Retained earnings	119,195	76,271

Total stockholders’ equity	241,877	193,660

Total liabilities and stockholders’ equity	$359,385	$288,993

Remington Oil and Gas Corporation
Condensed Consolidated Statements of Income
(In thousands, except per share amounts and prices)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2003	2002	2003	2002
Revenues
Oil sales	$13,709	$10,742	$52,233	$41,969
Gas sales	33,918	16,921	130,346	58,412
Interest income	46	34	161	198
Gain on sale of assets and other income	73	1	312	4,287

Total revenues	47,746	27,698	183,052	104,866

Costs and expenses
Operating costs and expenses	5,919	3,951	20,910	16,150
Exploration expenses	4,745	4,397	25,416	15,623
Depreciation, depletion and amortization	17,095	9,327	55,694	38,528
Impairment of oil and gas properties	2,693	6,709	4,447	8,081
General and administrative	2,774	1,565	8,408	6,912
Interest and financing expense	317	439	1,635	2,145

Total costs and expenses	33,543	26,388	116,510	87,439

Income before taxes	14,203	1,310	66,542	17,427

Income tax expense	5,299	455	23,618	6,095

Net income	$8,904	$855	$42,924	$11,332

Basic income per share	$0.33	$0.03	$1.61	$0.45

Diluted income per share	$0.32	$0.03	$1.53	$0.42

Average shares outstanding
Basic	26,868	26,204	26,628	25,294
Diluted	28,088	27,828	27,987	27,122
Production
Oil (MBbls)	467	411	1,775	1,729
Gas (MMcf)	6,871	3,818	24,149	17,448
Mcfe (1 barrel of oil is equivalent to 6 Mcf of gas)	9,673	6,284	34,799	27,822
Average prices
Oil	$29.36	$26.13	$29.43	$24.27
Gas	$4.94	$4.43	$5.40	$3.35

Remington Oil and Gas Corporation
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31,
	2003	2002
Cash flow provided by operations
Net income	$42,924	$11,332
Adjustments to reconcile net income
Depreciation, depletion and amortization	55,694	38,528
Deferred income tax expense	23,443	6,095
Amortization of deferred charges	207	228
Impairment of oil and gas properties	4,447	8,081
Dry hole costs	23,993	14,828
Cash paid for dismantlement and restoration liability	(1,631)	(247)
Stock issued to directors and employees for compensation	1,565	1,609
Gain on sale of properties	—	(4,095)
Changes in working capital
Decrease (increase) in accounts receivable	(10,483)	(13,099)
Decrease (increase) in prepaid expenses and other current assets	2,313	(5,131)
Increase in accounts payable and accrued expenses	10,743	13,291

Net cash flow provided by operations	153,215	71,420

Cash from investing activities
Payments for capital expenditures	(115,714)	(99,865)
Proceeds from property sales	—	7,739

Net cash (used in) investing activities	(115,714)	(92,126)

Cash from financing activities
Proceeds from notes payable and long-term accounts payable	—	17,000
Payments on notes payable and long-term accounts payable	(22,573)	(54,393)
Purchase common stock	(809)	(977)
Commitment fee on line of credit	(293)	—
Common stock issued	2,653	54,628

Net cash provided by financing activities	(21,022)	16,258

Net increase (decrease) in cash and cash equivalents	16,479	(4,448)
Cash and cash equivalents at beginning of period	14,929	19,377

Cash and cash equivalents at end of period	$31,408	$14,929

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